UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          WATER PIK TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   94113U 10 0
                              --------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Richard P. Simmons
         -----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only

                           -----------------------------------------------------

4.       Citizenship or Place of Organization                    U.S.A.
                                                               -----------------

Number of         5.       Sole Voting Power                   859,190
Shares                                                         -----------------
Beneficially      6.       Shared Voting Power                       0
Owned by                                                       -----------------
Each Reporting    7.       Sole Dispositive Power              859,190
Person With:                                                   -----------------
                  8.       Shared Dispositive Power                  0
                                                               -----------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         875,296
         ----------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares     [X]
                  -------
         Mr. Simmons disclaims beneficial ownership of 11,895 shares owned by the R.P. Simmons Family Foundation, a private charitable foundation with respect to which Mr. Simmons serves as trustee.


                               Page 2 of 7 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0




11.      Percent of Class Represented by Amount in Row (9)                7.2%
                                                                        --------

12.      Type of Reporting Person                                          IN
                                                                        --------



                               Page 3 of 7 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0


Item 1.

         (a)      Name of Issuer

                  WATER PIK TECHNOLOGIES, INC.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  660 Newport Center Drive, Suite 470, Newport Beach, CA 92660
                  --------------------------------------------------------------
Item 2.

         (a)      Name of Person Filing

                  Richard P. Simmons

                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  Birchmere, Quaker Hollow Road, Sewickley, Pennsylvania  15143
                  --------------------------------------------------------------

         (c)      Citizenship

                  U.S.A.

                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  941143U 10 0

                  --------------------------------------------------------------



                               Page 4 of 7 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0




Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)      /   /        Broker of dealer registered under  section 15 of  the
                           Act;

     (b)      /   /        Bank as defined in section 3(a)(6) of the Act;

     (c)      /   /        Insurance company as defined in  section  3(a)(19) of
                           the Act;

     (d)      /   /        Investment company registered under section 8  of the
                           Investment Company Act of 1940;

     (e)      /   /        An investment adviser in  accordance with ss.240.13d-
                           1(b)(l)(ii)(E);

     (f)      /   /        An   employee   benefit   plan  or endowment fund  in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)      /   /        A   parent  holding   company   or  control person in
                           accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h)      /   /        A savings association as   defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

     (i)      /   /        A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)      /   /        Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.  Ownership.

                  See Sections 5-9 and 11 of the cover page.

Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


                               Page 5 of 7 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0



Item 6.           Ownership of More than Five  Percent   on   Behalf  of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 6 of 7 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 94113U 10 0



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 13, 2001
                                         ---------------------------------------
                                                      Date


                                        /s/ Richard P. Simmons
                                        ----------------------------------------
                                        Richard P. Simmons




                               Page 7 of 7 Pages